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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

                                          MEDIA CONTACT:
                                          ANDREA PUCHALSKY
                                          DIRECTOR -- CORPORATE COMMUNICATIONS
                                          (248) 447-1651


                   LEAR CORPORATION APPOINTS TWO NEW DIRECTORS



         SOUTHFIELD, MICH., AUGUST 9, 2002 -- Lear Corporation [NYSE: LEA] today announced the appointment of two new members to its board of directors -- Dr. David Fry, president and chief executive officer of Northwood University and Conrad Mallett Jr., president and general counsel of La-Van Hawkins Food
Group.

         "Dr. Fry and Justice Mallett bring to our Board of Directors strong expertise in the areas of corporate governance, business acumen and civic responsibility, and we are very pleased they are joining our team," said Bob Rossiter, president and chief executive officer. "Their appointments to our board reinforce Lear's commitment to customer satisfaction, shareholder value, business integrity and community involvement."

         As president and CEO of Northwood University, a position he has held since 1982, Dr. David E. Fry oversees three campuses and 31 extension centers located throughout the United States. Northwood operates an automotive aftermarket management program designed to prepare students for professional careers in the automotive industry.

         In addition to his responsibilities at Northwood, Dr. Fry is past president and current director of the American Association of Independent Colleges and Universities; director and member of executive committee, Automotive Hall of Fame; director, Reynold & Reynolds Company; director, Chemical Bank & Trust (Midland, Mich.); director, Decker Energy International and chairman of the Michigan Higher Education Facilities Authority.

         Dr. Fry earned a B.A. from Hillside College, an M.B.A. from Wayne State University and a D.B.A. from Kent State University.



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         In his role as president and general counsel of La-Van Hawkins Food
Group, Justice Mallett oversees a franchisee of more than 117 Pizza Hut locations with more than 4,000 employees, and $250 million in sales. Pizza Hut is the largest pizza chain in the United States.

         Immediately prior to his current responsibilities he was the chief operating officer for the City of Detroit and has held a variety of civic and private legal positions including the role of Chief Justice of the Supreme Court of the State of Michigan from 1997 to 1999.

         Justice Mallett holds a B.A. from the University of California and master's and doctorate degrees from the University of Southern California and an M.B.A. from Oakland University.

         Lear Corporation, a Fortune 150 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $13.6 billion in 2001, Lear ranks as the world's largest automotive interior supplier and the world's fifth-largest automotive supplier. Lear's world-class products are designed, engineered and manufactured by over 115,000 employees in more than 300 facilities located in 33 countries. Information about Lear and its products is available on the Internet at www.lear.com.



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